EXHIBIT 2(a)(4)
KAYNE ANDERSON ENERGY TOTAL RETURN FUND, INC.
ARTICLES SUPPLEMENTARY
AUCTION RATE PREFERRED STOCK
SERIES A, SERIES B AND SERIES C
     Kayne Anderson Energy Total Return Fund, Inc. (the “Company”), a Maryland corporation, certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Under a power contained in Article V of the charter of the Company (the “Charter”), the Board of Directors by duly adopted resolutions classified and designated [                    ] shares of authorized but unissued Common Stock (as defined in the Charter) as shares of Preferred Stock (as defined in the Charter), $.001 par value per share, of which [                    ] shares are designated as Series A Auction Rate Preferred Stock, liquidation preference $25,000 per share, [                    ] shares are designated as Series B Auction Rate Preferred Stock, liquidation preference $25,000 per share, and [                    ] shares are designated as Series C Auction Rate Preferred Stock, liquidation preference $25,000 per share (each a “Series” and, collectively, the “ARP Shares”), each Series with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
AUCTION RATE PREFERRED STOCK
DESIGNATION
     Series A ARP Shares: [                    ] shares of Common Stock are classified and designated as Series A Auction Rate Preferred Stock, liquidation preference $25,000 per share (“Series A ARP Shares”). The initial Dividend Period for the Series A ARP Shares shall be the period from and including the Original Issue Date thereof to and including [                    ], 2006. Each Series A ARP Share shall have an Applicable Rate for its initial Dividend Period equal to [                    ]% per annum and an initial Dividend Payment Date of [                    ], 2006. Each Series A ARP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock, as are set forth in Part I and Part II of these terms of the ARP Shares. The Series A ARP Shares shall constitute a separate series of Preferred Stock.
     Series B ARP Shares: [                    ] shares of Common Stock are classified and designated as Series B Auction Rate Preferred Stock, liquidation preference $25,000 per share (“Series B ARP Shares”). The initial Dividend Period for the Series B ARP Shares shall be the period from and including the Original Issue Date thereof to and including [                    ], 2006. Each Series B ARP Share shall have an Applicable Rate for its initial Dividend Period equal to [                    ]% per annum and an initial Dividend Payment Date of [                    ], 2006. Each Series B ARP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock, as are set forth in Part I and Part II of these terms of the ARP Shares. The Series B ARP Shares shall constitute a separate series of Preferred Stock.
     Series C ARP Shares: [                    ] shares of Common Stock are classified and designated as Series C Auction Rate Preferred Stock, liquidation preference $25,000 per share (“Series C ARP

Shares”). The initial Dividend Period for the Series C ARP Shares shall be the period from and including the Original Issue Date thereof to and including [                    ], 2006. Each Series C ARP Share shall have an Applicable Rate for its initial Dividend Period equal to [                    ]% per annum and an initial Dividend Payment Date of [                    ], 2006. Each Series C ARP Share shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Charter applicable to shares of Preferred Stock, as are set forth in Part I and Part II of these terms of the ARP Shares. The Series C ARP Shares shall constitute a separate series of Preferred Stock.
     Subject to the provisions of Section 11 of Part I hereof, the Board of Directors of the Company may, in the future, authorize the issuance of additional ARP Shares with the same preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms herein described, except that the initial Dividend Period, the Applicable Rate for the initial Dividend Period and the initial Dividend Payment Date shall be as set forth in the Articles Supplementary relating to such additional ARP Shares.
     As used in Part I and Part II of these terms of the ARP Shares, capitalized terms shall have the meanings provided in Section 17 of Part I.
PART I: ARP SHARES TERMS
1. Number of Shares; Ranking. (a) The initial number of authorized Series A ARP Shares is [                    ] shares. The initial number of authorized Series B ARP Shares is [                    ] shares. The initial number of authorized Series C ARP Shares is [                    ] shares. No fractional ARP Shares shall be issued.
(b) Any ARP Shares which at any time have been redeemed or purchased by the Company shall, after redemption or purchase, be returned to the status of authorized but unissued Preferred Stock, without further designation as to series.
(c) The ARP Shares shall rank on a parity with shares of any other series of Preferred Stock (including any other ARP Shares) as to the payment of dividends to which the shares are entitled and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company.
(d) No Holder of ARP Shares shall have, solely by reason of being a Holder, any preemptive right, or, unless otherwise determined by the Directors, other right to acquire, purchase or subscribe for any ARP Shares, shares of common stock of the Company (“Common Stock”) or other securities of the Company which it may hereafter issue or sell.
(e) No Holder of ARP Shares shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the Maryland General Corporation Law (the “MGCL”) or any successor provision.
2. Dividends. (a) The Holders of each Series of ARP Shares shall be entitled to receive cash dividends, when, as and if authorized by the Board of Directors and declared by the Company, out of funds legally available therefor, at the rate per annum equal to the Applicable Rate, determined as set forth in paragraph (c) of this Section 2, and no more, payable on the respective dates determined as set forth in paragraph (b) of this Section 2. Dividends on Outstanding ARP Shares of a Series issued on the Original Issue Date shall accumulate from such Original Issue Date with respect to that Series.
(b) (i) Dividends shall be payable with respect to a Series of ARP Shares when, as and if authorized by the Board of Directors and declared by the Company following the initial Dividend

Payment Date, subject to subparagraph (b)(ii) of this Section 2, on that Series, with respect to any Dividend Period on the first Business Day following the last day of the Dividend Period; provided, however, if the Dividend Period is greater than 30 days, then on a monthly basis on the first Business Day of each month within the Dividend Period and on the Business Day following the last day of the Dividend Period.
               (ii) If a day for payment of dividends resulting from the application of subparagraph (b)(i) above is not a Business Day, then the Dividend Payment Date shall be the first Business Day that falls after such day for payment of dividends.
               (iii) The Company shall pay to the Paying Agent not later than 3:00 p.m., New York City time (12:00 noon City of Los Angeles time), on the Business Day next preceding each Dividend Payment Date for a Series of ARP Shares, an aggregate amount of funds available on the next Business Day in the City of New York, New York, equal to the dividends to be paid to all Holders of such shares on such Dividend Payment Date. The Company shall not be required to establish any reserves for the payment of dividends.
               (iv) All moneys paid to the Paying Agent for the payment of dividends shall be held in trust for the payment of such dividends by the Paying Agent for the benefit of the Holders specified in subparagraph (b)(v) of this Section 2. Any moneys paid to the Paying Agent in accordance with the foregoing but not applied by the Paying Agent to the payment of dividends, will, to the extent permitted by law, be repaid to the Company at the end of 90 days from the date on which such moneys were to have been so applied.
               (v) Each dividend on a Series of ARP Shares shall be paid on the Dividend Payment Date therefor to the Holders as their names appear on the stock ledger or stock records of the Company on the Business Day next preceding such Dividend Payment Date. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the stock ledger or stock records of the Company on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest will be payable in respect of any dividend payment or payments which may be in arrears.
(c) (i) The dividend rate on Outstanding ARP Shares of a Series during the period from and after the Original Issue Date to and including the last day of the initial Dividend Period therefor shall be equal to the rate per annum set forth under “Designation” above. For each subsequent Dividend Period with respect to the Outstanding ARP Shares of a Series thereafter, the dividend rate shall be equal to the rate per annum that results from an Auction; provided, however, that if Sufficient Clearing Bids have not been made in an Auction (other than as a result of all ARP Shares of that Series being the subject of Submitted Hold Orders), then the dividend rate on the ARP Shares of that Series for any such Dividend Period shall be the Maximum Rate (except during a Default Period when the dividend rate shall be the Default Rate (as set forth in Section 2(c) (ii) below)). If an Auction for any subsequent Dividend Period is not held for any reason, including because there is no Auction Agent or Broker-Dealer, then the dividend rate on the ARP Shares of that Series for such Dividend Period shall be the Maximum Rate (except during a Default Period when the dividend rate shall be the Default Rate (as set forth in Section 2(c)(ii) below)).
     The All Hold Rate will apply automatically following an Auction in which all of the Outstanding ARP Shares of a Series are subject (or are deemed to be subject) to Hold Orders. The rate per annum at which dividends are payable on ARP Shares as determined pursuant to this Section 2(c)(i) shall be the “Applicable Rate.”

               (ii) Subject to the cure provisions below, a “Default Period” will commence on any date the Company fails to deposit irrevocably in trust in same-day funds, with the Paying Agent by 3:00 p.m., New York City time (12:00 noon, City of Los Angeles time), (A) the full amount of any declared dividend payable on the Dividend Payment Date (a “Dividend Default”) or (B) the full amount of any redemption price (the “Redemption Price”) payable on the date fixed for redemption (the “Redemption Date”) (a “Redemption Default”, and together with a Dividend Default, hereinafter referred to as “Default”). Subject to the cure provisions of Section 2(c)(iii) below, a Default Period with respect to a Dividend Default or a Redemption Default shall end on the Business Day on which, by 3:00 p.m., New York City time (12:00 noon, City of Los Angeles time), all unpaid dividends and any unpaid Redemption Price shall have been deposited irrevocably in trust in same-day funds with the Paying Agent. In the case of a Dividend Default, the Applicable Rate for each Dividend Period commencing during a Default Period will be equal to the Default Rate, and each subsequent Dividend Period commencing after the beginning of a Default Period shall be a Standard Dividend Period; provided, however, that the commencement of a Default Period will not by itself cause the commencement of a new Dividend Period. No Auction shall be held during a Default Period.
               (iii) No Default Period with respect to a Dividend Default or Redemption Default shall be deemed to commence if the amount of any dividend or any Redemption Price due (if such default is not solely due to the willful failure of the Company) is deposited irrevocably in trust, in same-day funds with the Paying Agent by 3:00 p.m., New York City time (12:00 noon, City of Los Angeles time) within three Business Days after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 360.
               (iv) The amount of dividends per share payable (if declared) on each Dividend Payment Date of each Dividend Period (or in respect of dividends on another date in connection with a redemption during such Dividend Period) shall be computed by multiplying the Applicable Rate (or the Default Rate) for such Dividend Period (or a portion thereof) by a fraction, the numerator of which will be the number of days in such Dividend Period (or portion thereof) that such share was Outstanding and for which the Applicable Rate or the Default Rate was applicable and the denominator of which will be 360, multiplying the amount so obtained by the liquidation preference per share, and rounding the amount so obtained to the nearest cent.
(d) Any dividend payment made on a Series of ARP Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such Shares.
(e) For so long as the ARP Shares are Outstanding, except as contemplated by Part I of these terms of the ARP Shares, the Company will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other shares of capital stock, if any, ranking junior to the ARP Shares as to dividends or upon liquidation) with respect to Common Stock or any other shares of the Company ranking junior to or on a parity with the ARP Shares as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Stock or any other such junior shares (except by conversion into or exchange for shares of the Company ranking junior to the ARP Shares as to dividends and upon liquidation) or any such parity shares (except by conversion into or exchange for shares of the Company ranking junior to or on a parity with the ARP Shares as to dividends and upon liquidation), unless (1) there is no event of default under any senior notes of the Company, commercial paper or other borrowings (collectively “Borrowings”) that is continuing; (2) immediately after such transaction, the Company would have Eligible Assets with an aggregate Discounted Value at least equal to the ARP Shares Basic Maintenance Amount and the 1940 Act ARP Shares Asset Coverage would be achieved, (3) immediately after the transaction, the Company would have eligible portfolio holdings with an aggregated discounted value at least equal to the asset coverage requirements, if any, under any Borrowings, (4) full cumulative dividends on the ARP Shares due on or prior to the date of the transaction have been declared and paid and (5) the Company has redeemed the full number of ARP Shares required to be redeemed by any provision for mandatory redemption contained in Section 3(a)(ii).
3. Redemption. (a) (i) After the initial Dividend Period, subject to the provisions of this Section 3 and to the extent permitted under the 1940 Act and Maryland law, the Company may, at its option, redeem in whole or in part out of funds legally available therefor any Series of ARP Shares herein designated as (A) having a Dividend Period of one year or less, on the Business Day after the last day of such Dividend Period by delivering a notice of redemption to the Auction Agent not less than 15 calendar days and not more than 40 calendar days prior to the date fixed for such redemption, at a redemption price per share equal to $25,000, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption (“Redemption Price”), or (B) having a Dividend Period of more than one year, on any Business Day prior to the end of the relevant Dividend Period by delivering a notice of redemption to the Auction Agent not less than 15 calendar days and not more than 40 calendar days prior to the date fixed for such redemption, at the Redemption Price, plus a redemption premium, if any, determined solely by the Board of Directors and set forth in any applicable Specific Redemption Provisions at the time of the designation of such Dividend Period as set forth in Section 4 of these terms of the ARP Shares; provided, however, that during a Dividend Period of more than one year no ARP Shares of that Series will be subject to optional redemption except in accordance with any Specific Redemption Provisions approved by the Board of Directors after consultation with the Broker-Dealers at the time of the designation of such Dividend Period. Notwithstanding the foregoing, the Company shall not give a notice of or effect any redemption pursuant to this Section 3(a)(i) unless, on the date on which the Company intends to give such notice and on the date of redemption (1) the Company has available certain Deposit Securities with maturity or tender dates not later than the day preceding the applicable redemption date and having a value not less than the amount (including any applicable premium) due to Holders of ARP Shares by reason of the redemption of such ARP Shares on such date fixed for the redemption and (2) the Company would have Eligible Assets with an aggregate Discounted Value at least equal to the ARP Shares Basic Maintenance Amount immediately subsequent to such redemption, if such redemption were to occur on such date, it being understood that the provisions of paragraph (d) of this Section 3 shall be applicable in such circumstances in the event the Company makes the deposit and takes the other action required thereby.
(ii) If the Company fails to maintain, as of any Valuation Date, Eligible Assets with an aggregate Discounted Value at least equal to the ARP Shares Basic Maintenance Amount or, as of the last Business Day of any month, the 1940 Act ARP Shares Asset Coverage, and such failure is not cured within ten Business Days following such Valuation Date in the case of a failure to maintain the ARP Shares Basic Maintenance Amount or on the last Business Day of the following month in the case of a failure to maintain the 1940 Act ARP Shares Asset Coverage (each an “Asset Coverage Cure Date”), the ARP Shares will be subject to mandatory redemption out of funds legally available therefor. The number of ARP Shares to be redeemed in such circumstances will be equal to the lesser of (1) the minimum number of ARP Shares the redemption of which, if deemed to have occurred immediately prior to the opening of business on the relevant Asset Coverage Cure Date, would result in the Company having Eligible Assets with an aggregate Discounted Value at least equal to the ARP Shares Basic Maintenance Amount, or sufficient to satisfy the 1940 Act ARP Shares Asset Coverage, as the case may be, in either case as of the relevant Asset Coverage Cure Date (provided that, if there is no such minimum number of shares the redemption of which would have such result, all ARP Shares then Outstanding will be redeemed), and (2) the maximum number of ARP Shares that can be redeemed out of funds expected to be available therefor on the Mandatory Redemption Date at the Mandatory Redemption Price set forth in subparagraph (a)(iii) of this Section 3.

               (iii) In determining the ARP Shares required to be redeemed in accordance with the foregoing Section 3(a)(ii), the Company shall allocate the number of shares required to be redeemed to satisfy the ARP Shares Basic Maintenance Amount or the 1940 Act ARP Shares Asset Coverage, as the case may be, pro rata among the Holders of ARP Shares in proportion to the number of shares they hold by lot or by such other method as the Company shall deem fair and equitable, subject to any mandatory redemption provisions, subject to the further provisions of this subparagraph (iii). The Company shall effect any required mandatory redemption pursuant to subparagraph (a)(ii) of this Section 3 no later than 40 calendar days after the Asset Coverage Cure Date (the “Mandatory Redemption Date”), except that if the Company does not have funds legally available for the redemption of, or is not otherwise legally permitted to redeem, the number of ARP Shares which would be required to be redeemed by the Company under clause (A) of subparagraph (a)(ii) of this Section 3 if sufficient funds were available, together with shares of other Preferred Stock which are subject to mandatory redemption under provisions similar to those contained in this Section 3, or the Company otherwise is unable to effect such redemption on or prior to such Mandatory Redemption Date, the Company shall redeem those ARP Shares, and shares of other Preferred Stock which it was unable to redeem, on the earliest practicable date on which the Company will have such funds available, upon notice pursuant to Section 3(b) to record owners of the ARP Shares to be redeemed and the Paying Agent. The Company will deposit with the Paying Agent funds sufficient to redeem the specified number of ARP Shares with respect to a redemption required under subparagraph (a)(ii) of this Section 3, by 3:00 p.m., New York City time (12:00 noon, City of Los Angeles time), on the Mandatory Redemption Date. If fewer than all of the Outstanding ARP Shares are to be redeemed pursuant to this Section 3(a)(iii), the number of shares to be redeemed shall be redeemed pro rata from the Holders of such shares in proportion to the number of such shares held by such Holders, by lot or by such other method as the Company shall deem fair and equitable, subject, however, to the terms of any applicable Specific Redemption Provisions. “Mandatory Redemption Price” means the Redemption Price plus (in the case of a Dividend Period of one year or more only) a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions.
(b) In the event of a redemption pursuant to Section 3(a), the Company will file a notice of its intention to redeem with the Commission so as to provide at least the minimum notice required under Rule 23c-2 under the 1940 Act or any successor provision. In addition, the Company shall deliver a notice of redemption to the Auction Agent (the “Notice of Redemption”) containing the information set forth below (1) in the case of an optional redemption pursuant to subparagraph (a)(i) above, one Business Day prior to the giving of notice to the Holders, and (2) in the case of a mandatory redemption pursuant to subparagraph (a)(ii) above, on or prior to the 30th day preceding the Mandatory Redemption Date. The Auction Agent will use its reasonable efforts to provide notice to each Holder of ARP Shares called for redemption by electronic or other reasonable means not later than the close of business on the Business Day immediately following the day on which the Auction Agent determines the shares to be redeemed (or, during a Default Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Auction Agent receives Notice of Redemption from the Company). The Auction Agent shall confirm such notice in writing not later than the close of business on the third Business Day preceding the date fixed for redemption by providing the Notice of Redemption to each Holder of ARP Shares called for redemption, the Paying Agent (if different from the Auction Agent) and the Securities Depository. Notice of Redemption will be addressed to the registered owners of ARP Shares at their addresses appearing on the share records of the Company. Such Notice of Redemption will set forth (1) the date fixed for redemption, (2) the number and identity of ARP Shares to be redeemed, (3) the redemption price (specifying the amount of accumulated dividends to be included therein and the amount of the redemption premium, if any), (4) that dividends on the ARP Shares to be redeemed will cease to accumulate on such date fixed for redemption, and (5) the provision under which redemption shall be made. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law. If fewer than all ARP Shares held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder shall also specify the number of ARP Shares to be redeemed from such Holder.
(c) Notwithstanding the provisions of paragraph (a) of this Section 3, but subject to Section 7(f) of Part I hereof, no ARP Shares may be redeemed unless all dividends in arrears on any of the Outstanding ARP Shares and all shares of capital stock of the Company ranking on a parity with the ARP Shares with respect to payment of dividends or upon liquidation, have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing shall not prevent the purchase or acquisition of all Outstanding ARP Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding ARP Shares.
(d) Upon the deposit of funds on the date fixed for redemption sufficient to redeem ARP Shares or a Series of ARP Shares, as the case may be, with the Paying Agent and the giving of the Notice of Redemption to the Auction Agent under paragraph (b) of this Section 3, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Company has maintained the requisite ARP Shares Basic Maintenance Amount or the 1940 Act ARP Shares Asset Coverage), and all rights of the Holder of the shares so called for redemption shall cease and terminate, except the right of such Holder to receive the redemption price specified herein, but without any interest or other additional amount. Such redemption price shall be paid by the Paying Agent to the nominee of the Securities Depository. Upon written request, the Company shall be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (1) the aggregate redemption price of the ARP Shares called for redemption on such date and (2) such other amounts, if any, to which Holders of ARP Shares called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be paid to the Company upon its written request, after which time the Holders of such ARP Shares so called for redemption may look only to the Company for payment of the redemption price and all other amounts, if any, to which they may be entitled.
(e) To the extent that any redemption for which a Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, or is otherwise prohibited, such redemption shall be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem ARP Shares called for redemption shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Company shall have failed, for any reason whatsoever, to deposit in trust with the Paying Agent the redemption price with respect to any shares for which such Notice of Redemption has been given. Notwithstanding the fact that the Company may not have redeemed ARP Shares for which a Notice of Redemption has been given, dividends may be declared and paid on those ARP Shares and shall include those ARP Shares for which Notice of Redemption has been given but for which deposit of funds has not been made.
(f) All moneys paid to the Paying Agent for payment of the redemption price of ARP Shares called for redemption shall be held in trust by the Paying Agent for the benefit of Holders of shares so to be redeemed.
(g) So long as any ARP Shares called for redemption are held of record by the nominee of the Securities Depository, the redemption price for such shares will be paid on the date fixed for redemption to the nominee of the Securities Depository for distribution to Agent Members for distribution to the persons for whom they are acting as agent.
(h) Except for the provisions described above, nothing contained in these terms of the ARP Shares limits any right of the Company to purchase or otherwise acquire any ARP Shares outside of an Auction at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any ARP Shares for which Notice of Redemption has been given and the Company is in compliance with the 1940 Act ARP Shares Asset Coverage and has Eligible Assets with an aggregate Discounted Value at least equal to the ARP Shares Basic Maintenance Amount after giving effect to such purchase or acquisition on the date thereof. If fewer than all the Outstanding ARP Shares are redeemed or otherwise acquired by the Company, the Company shall give notice of such transaction to the Auction Agent, in accordance with the procedures agreed upon by the Board of Directors.
(i) In the case of any redemption pursuant to this Section 3, only whole ARP Shares shall be redeemed, and in the event that any provision of the Charter would require redemption of a fractional share, the Auction Agent shall be authorized to round up so that only whole shares are redeemed.
(j) Notwithstanding anything herein to the contrary, including, without limitation, Sections 2(e), 6(f) and 11 of Part I hereof, the Board of Directors may authorize, create or issue any class or series of shares of capital stock, including other series of ARP Shares, ranking prior to or on a parity with the ARP Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, to the extent permitted by the 1940 Act, as amended, and if, upon issuance, the Company would meet the 1940 Act ARP Shares Asset Coverage, the ARP Shares Basic Maintenance Amount and the requirements of Section 11 of Part I hereof.
4. Designation of Dividend Period. (a) The initial Dividend Period for a Series of ARP Shares is as set forth under “Designation” above. The Company will designate the duration of subsequent Dividend Periods with respect to each Series ARP Shares; provided, however, that no such designation is necessary for a Standard Dividend Period and, provided further, that any designation of a Special Dividend Period shall be effective only if (1) notice thereof shall have been given as provided herein, (2) any failure to pay in a timely manner to the Auction Agent the full amount of any dividend on, or the redemption price of, any ARP Shares shall have been cured as provided above, (3) Sufficient Clearing Bids shall have existed in an Auction held on the Auction Date immediately preceding the first day of such proposed Special Dividend Period, (4) if the Company shall have mailed a Notice of Redemption with respect to any ARP Shares, the redemption price with respect to such ARP Shares shall have been deposited with the Paying Agent, and (5) in the case of the designation of a Special Dividend Period, the Company has confirmed that as of the Auction Date next preceding the first day of such Special Dividend Period, it has Eligible Assets with an aggregate Discounted Value at least equal to the ARP Shares Basic Maintenance Amount, and the Company has consulted with the Broker-Dealers and has provided notice of such designation and a ARP Shares Basic Maintenance Report to Moody’s (if Moody’s is then rating the ARP Shares), Fitch (if Fitch is then rating the ARP Shares) and any Other Rating Agency which is then rating the ARP Shares and so requires.
(b) If the Company proposes to designate any Special Dividend Period, not fewer than seven (or two Business Days in the event the duration of the Dividend Period prior to such Special Dividend Period is fewer than eight days) nor more than 30 Business Days prior to the first day of such Special Dividend Period, notice shall be (1) made by press release and (2) communicated by the Company by telephonic or other means to the Auction Agent and confirmed in writing promptly thereafter. Each such notice shall state (A) that the Company proposes to exercise its option to designate a succeeding Special Dividend Period, specifying the first and last days thereof and (B) that the Company will by 3:00 p.m., New York City time (12:00 noon, City of Los Angeles time), on the second Business Day next preceding the first day of such Special Dividend Period, notify the Auction Agent, who will promptly notify the Broker-Dealers, of either (x) its determination, subject to certain conditions, to proceed with such Special Dividend Period, subject to the terms of any Specific Redemption Provisions, or (y) its determination not to proceed with such Special Dividend Period, in which latter event the succeeding Dividend Period shall be a Standard Dividend Period.
     No later than 3:00 p.m., New York City time (12:00 noon, City of Los Angeles time), on the second Business Day next preceding the first day of any proposed Special Dividend Period, the Company shall deliver to the Auction Agent, who will promptly deliver to the Broker-Dealers and Existing Holders of the applicable Series, either:
               (i) a notice stating (A) that the Company has determined to designate the next succeeding Dividend Period as a Special Dividend Period, specifying the first and last days thereof and (B) the terms of any Specific Redemption Provisions; or
               (ii) a notice stating that the Company has determined not to exercise its option to designate a Special Dividend Period.
          If the Company fails to deliver either such notice with respect to any designation of any proposed Special Dividend Period to the Auction Agent or is unable to make the confirmation provided in clause (5) of paragraph (a) of this Section 4 by 3:00 p.m., New York City time (12:00 noon, City of Los Angeles time), on the second Business Day next preceding the first day of such proposed Special Dividend Period, the Company shall be deemed to have delivered a notice to the Auction Agent with respect to such Dividend Period to the effect set forth in clause (ii) above, thereby resulting in a Standard Dividend Period.
5. Restrictions on Transfer. ARP Shares may be transferred only (a) pursuant to an order placed in an Auction with respect to those ARP Shares, (b) to or through a Broker-Dealer or (c) to the Company or any Affiliate. Notwithstanding the foregoing, a transfer other than pursuant to an Auction will not be effective unless the selling Existing Holder or the Agent Member of such Existing Holder, in the case of an Existing Holder whose shares are listed in its own name on the books of the Auction Agent, or the Broker-Dealer or Agent Member of such Broker-Dealer, in the case of a transfer between persons holding ARP Shares through different Broker-Dealers, advises the Auction Agent of such transfer. The certificate representing the ARP Shares issued to the Securities Depository will bear legends with respect to the restrictions described above and stop-transfer instructions will be issued to the Transfer Agent and/or Registrar.
6. Voting Rights. (a) Except for matters which do not require the vote of holders of Shares of preferred stock under the 1940 Act and except as otherwise provided in the Charter or Bylaws, herein or as otherwise required by applicable law, (1) each holder of ARP Shares shall be entitled to one vote for each ARP Share held on each matter submitted to a vote of stockholders of the Company, and (2) the holders of Outstanding Preferred Stock, including the ARP Shares, and Common Stock shall vote together as a single class on all matters submitted to stockholders; provided, however, that the holders of Outstanding Preferred Stock, including the ARP Shares, shall be entitled, as a class, to the exclusion of the holders of shares of all other classes of stock of the Company, to elect two Directors of the Company. The identity and class (if the Board of Directors is then classified) of the nominees for such Directors may be fixed by the Board of Directors. Subject to paragraph (b) of this Section 6, the holders of outstanding Common Stock and Preferred Stock, including the ARP Shares, voting together as a single class, shall elect the balance of the Directors.
(b) During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of Directors constituting the Board of Directors shall automatically increase by the smallest number that, when added to the two Directors elected exclusively by the holders of Preferred Stock, including the ARP Shares, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of Preferred Stock, including the ARP Shares, shall be entitled, voting as a class on a one-vote-per-share basis (to the exclusion of the holders of all other securities and classes of shares of the Company), to elect such smallest number of additional Directors, together with the two Directors that such holders are in any event entitled to elect. A Voting Period shall commence:
               (i) if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared) on Preferred Stock equal to at least two full years’ dividends shall be due and unpaid; or
               (ii) if at any time holders of any Preferred Stock are entitled under the 1940 Act to elect a majority of the Directors of the Company.
          Upon the termination of a Voting Period, the voting rights described in this paragraph (b) of Section 6 shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Stock, including the ARP Shares, upon the further occurrence of any of the events described in this paragraph (b) of Section 6.
(c) As soon as practicable after the accrual of any right of the holders of Preferred Stock, including the ARP Shares, to elect additional Directors as described in paragraph (b) of this Section 6, the Company shall notify the Auction Agent, and the Auction Agent shall instruct the Directors to call a special meeting of such holders, and mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of mailing of such notice. If the Company fails to send such notice to the Auction Agent or if a special meeting is not called, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of Preferred Stock, including the ARP Shares, held during a Voting Period at which Directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Company), shall be entitled to elect the number of Directors prescribed in paragraph (b) of this Section 6 on a one-vote-per-share basis.
(d) The terms of office of all persons who are Directors of the Company at the time of a special meeting of holders of the ARP Shares and holders of other Preferred Stock to elect Directors shall continue, notwithstanding the election at such meeting by the holders and such other holders of the number of Directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent Directors elected by such holders and the remaining incumbent Directors, shall constitute the duly elected Directors of the Company.
(e) Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the holders of the ARP Shares and holders of other Preferred Stock pursuant to paragraph (b) of this Section 6 shall terminate, the number of Directors constituting the Board of Directors shall decrease accordingly, the remaining Directors shall constitute the Directors of the Company and the voting rights of such holders to elect additional Directors pursuant to paragraph (b) of this Section 6 shall cease, subject to the provisions of the last sentence of paragraph (b) of this Section 6.
(f) So long as any of the shares of Preferred Stock, including the ARP Shares, are Outstanding, the Company will not, without the affirmative vote of the holders of a majority of the outstanding Preferred Stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

               (i) amend, alter or repeal any of the preferences, rights or powers of such class of Preferred Stock so as to affect materially and adversely such preferences, rights or powers as defined in Section 6(h) below;
               (ii) create, authorize or issue shares of any class of shares of stock ranking senior to or on a parity with the Preferred Stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to or on a parity with the Preferred Stock or reclassify any authorized shares of capital stock of the Company into any shares ranking senior to or on a parity with the Preferred Stock (except that, notwithstanding the foregoing, but subject to the provisions of either Section 3(j) or 11, as applicable, the Board of Directors, without the vote or consent of the holders of the Preferred Stock, including the ARP Shares, may from time to time authorize, create and classify, and the Company may from time to time issue, shares or series of Preferred Stock, including other series of ARP Shares, ranking on a parity with the ARP Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up to the affairs of the Company, and may authorize, reclassify and/or issue any additional ARP Shares, including shares previously purchased or redeemed by the Company, subject to continuing compliance by the Company with 1940 Act ARP Shares Asset Coverage and ARP Shares Basic Maintenance Amount requirements);
               (iii) institute any proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as may be required by applicable law, admit in writing its inability to pay its debts generally as they become due or take any corporate action in furtherance of any such action;
               (iv) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind upon any of the Company’s assets as a whole, except (A) liens the validity of which are being contested in good faith by appropriate proceedings, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness senior to the ARP Shares or arising in connection with any futures contracts or options thereon, interest rate swap or cap transactions, forward rate transactions, put or call options, short sales of securities or other similar transactions; (D) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness permitted under clause (v) below and (E) liens to secure payment for services rendered including, without limitation, services rendered by the Company’s custodian and the Auction Agent; or
               (v) create, authorize, issue, incur or suffer to exist any indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness, except the Company may borrow and issue senior securities as may be permitted by the Company’s investment restrictions; provided, however, that transfers of assets by the Company subject to an obligation to repurchase shall not be deemed to be indebtedness for purposes of this provision to the extent that after any such transaction the Company has Eligible Assets with an aggregate Discounted Value at least equal to the ARP Shares Basic Maintenance Amount as of the immediately preceding Valuation Date.

(g) The affirmative vote of the holders of a 1940 Act Majority of the Outstanding Preferred Stock, including the ARP Shares, voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders of the Company under Section 13(a) of the 1940 Act.
(h) The affirmative vote of the holders of a 1940 Act Majority of the Outstanding shares of any series of Preferred Stock, including the ARP Shares, voting separately from any other series, shall be required with respect to any matter that materially and adversely affects the rights, preferences, or powers of that series in a manner different from that of other series of classes of the Company’s shares of capital stock. For purposes of the foregoing, no matter shall be deemed to adversely affect any right, preference or power unless such matter (i) alters or abolishes any preferential right of such series; (ii) creates, alters or abolishes any right in respect of redemption of such series; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to such series. The vote of holders of any shares described in this Section 6(h) will in each case be in addition to a separate vote of the requisite percentage of Common Stock and/or Preferred Stock, if any, necessary to authorize the action in question.
(i) The rights of the ARP Shares, a Series of ARP Shares or the Holders thereof, including, without limitation, the interpretation or applicability of any or all covenants or other obligations of the Company contained herein or of the definitions of the terms contained herein, all such covenants, obligations and definitions having been adopted pursuant to Rating Agency Guidelines, may from time to time be modified, altered or repealed by the Board of Directors in its sole discretion, based on a determination by the Board of Directors that such action is necessary or appropriate in connection with obtaining or maintaining the rating of any Rating Agency with respect to the ARP Shares or revising the Company’s investment restrictions or policies consistent with guidelines of any Rating Agency, and any such modification, alteration or repeal will not be deemed to affect the preferences, rights or powers of such ARP Shares or the Holders thereof, provided that the Board of Directors receives written confirmation from each relevant Rating Agency (with such confirmation in no event being required to be obtained from a particular Rating Agency with respect to definitions or other provisions relevant only to and adopted in connection with another Rating Agency’s rating of the ARP Shares) that any such modification, alteration or repeal would not adversely affect the rating then assigned by such Rating Agency.
          The terms of the ARP Shares are subject to the Rating Agency Guidelines, as reflected in a written document and as amended from time to time by the respective Rating Agency, for so long as the ARP Shares are then rated by the applicable Rating Agency. Such Rating Agency Guidelines may be amended by the respective Rating Agency without the vote, consent or approval of the Company, the Board of Directors and any holder of shares of Preferred Stock, including any series of ARP Shares, or any other stockholder of the Company.
          In addition, subject to compliance with applicable law, the Board of Directors may modify the definition of Maximum Rate to increase the percentage amount by which the Reference Rate is multiplied to determine the Maximum Rate shown therein without the vote or consent of the holders of the Preferred Stock, including the ARP Shares, or any other stockholder of the Company, and without receiving any confirmation from any rating agency after consultation with the Broker-Dealers, provided that immediately following any such increase the Company would be in compliance with the ARP Shares Basic Maintenance Amount.
(j) Unless otherwise required by law, Holders of ARP Shares shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The Holders of ARP Shares shall have no rights to cumulative voting. If the Company fails to pay any dividends on the ARP Shares, the exclusive remedy of the Holders shall be the right to vote for Directors pursuant to the provisions of this Section 6.

(k) The foregoing voting provisions will not apply with respect to the ARP Shares if, at or prior to the time when a vote is required, such shares have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.
7. Liquidation Rights. (a) Upon the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, the Holders of ARP Shares then outstanding, together with holders of shares of any class of shares ranking on a parity with the ARP Shares upon dissolution, liquidation or winding up, shall be entitled to receive and to be paid out of the assets of the Company (or the proceeds thereof) available for distribution to its stockholders after satisfaction of claims of creditors of the Company an amount equal to the liquidation preference with respect to such shares. The liquidation preference for ARP Shares shall be $25,000 per share, plus an amount equal to all accumulated dividends thereon (whether or not earned or declared but without interest) to the date payment of such distribution is made in full or a sum sufficient for the payment thereof is set apart with the Paying Agent. No redemption premium shall be paid upon any liquidation even if such redemption premium would be paid upon optional or mandatory redemption of the relevant shares. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the liquidation preference of the ARP Shares will not be added to the Company’s total liabilities.
(b) If, upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the assets of the Company available for distribution among the holders of all outstanding Preferred Stock, including the ARP Shares, shall be insufficient to permit the payment in full to holders of the amounts to which they are entitled, then the available assets shall be distributed among the holders of all outstanding Preferred Stock, including the ARP Shares, ratably in any distribution of assets according to the respective amounts which would be payable on all the shares if all amounts thereon were paid in full.
(c) Upon the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, until payment in full is made to the holders of ARP Shares of the liquidation distribution to which they are entitled, (1) no dividend or other distribution shall be made to the holders of Common Stock or any other class of shares of capital stock of the Company ranking junior to ARP Shares upon dissolution, liquidation or winding up and (2) no purchase, redemption or other acquisition for any consideration by the Company shall be made in respect of the Common Stock or any other class of shares of capital stock of the Company ranking junior to ARP Shares upon dissolution, liquidation or winding up.
(d) A consolidation, reorganization or merger of the Company with or into any other trust or company, or a sale, lease or exchange of all or substantially all of the assets of the Company in consideration for the issuance of equity securities of another trust or company shall not be deemed to be a liquidation, dissolution or winding up, whether voluntary or involuntary, for the purposes of this Section 7.
(e) After the payment to the holders of Preferred Stock, including ARP Shares, of the full preferential amounts provided for in this Section 7, the holders of Preferred Stock, including ARP Shares, as such shall have no right or claim to any of the remaining assets of the Company.
(f) If the assets of the Company or proceeds thereof available for distribution to the Holders of ARP Shares, upon any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 7, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with ARP Shares unless proportionate distributive amounts shall be paid on account of the ARP Shares, ratably, in proportion to the full distributable amounts to which holders of all such parity shares are entitled upon such dissolution, liquidation or winding up.
(g) Subject to the rights of the holders of shares of any series or class or classes of stock ranking on a parity with ARP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company, after payment shall have been made in full to the holders of the ARP Shares as provided in paragraph (a) of this Section 7, but not prior thereto, any other series or class or classes of stock ranking junior to ARP Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Company shall, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the ARP Shares shall not be entitled to share therein.
8. Auction Agent. For so long as any ARP Shares are Outstanding, the Auction Agent, duly appointed by the Company to so act, shall be in each case a commercial bank, trust company or other financial institution independent of the Company and its Affiliates (which, however, may engage or have engaged in business transactions with the Company or its Affiliates) and at no time shall the Company or any of its Affiliates act as the Auction Agent in connection with the Auction Procedures. If the Auction Agent resigns or for any reason its appointment is terminated during any period that any ARP Shares are outstanding, the Company shall use its best efforts promptly thereafter to appoint another qualified commercial bank, trust company or financial institution to act as the Auction Agent.
9. 1940 Act ARP Shares Asset Coverage. The Company shall maintain, as of the last Business Day of each month in which any shares of the ARP Shares are Outstanding, asset coverage with respect to the ARP Shares which is equal to or greater than the 1940 Act ARP Shares Asset Coverage; provided, however, that Section 3(a)(ii) shall be the sole remedy if the Company fails to do so.
10. ARP Shares Basic Maintenance Amount. So long as any ARP Shares are Outstanding and Moody’s, Fitch or any Other Rating Agency which so requires is then rating the shares of the ARP Shares, the Company shall maintain, as of each Valuation Date, Moody’s Eligible Assets (if Moody’s is then rating the ARP Shares), Fitch Eligible Assets (if Fitch is then rating the ARP Shares) and (if applicable) Other Rating Agency Eligible Assets having an aggregate Discounted Value equal to or greater than the ARP Shares Basic Maintenance Amount; provided, however, that Section 3(a)(ii) shall be the sole remedy in the event the Company fails to do so.
11. Certain Other Restrictions. For so long as any ARP Shares are Outstanding and any Rating Agency is then rating such shares, the Company will not, unless it has received written confirmation from each such rating agency that any such action would not impair the rating then assigned by such Rating Agency to such shares, engage in certain proscribed transactions set forth in the Rating Agency Guidelines.
12. Compliance Procedures for Asset Maintenance Tests. For so long as any ARP Shares are Outstanding and Moody’s, Fitch or any Other Rating Agency which so requires is then rating such shares, the Company shall deliver to each rating agency which is then rating ARP Shares and any other party specified in the Rating Agency Guidelines all certificates that are set forth in the respective Rating Agency Guidelines regarding 1940 Act ARP Shares Asset Coverage, ARP Shares Basic Maintenance Amount and/or related calculations at such times and containing such information as set forth in the respective Rating Agency Guidelines.

13. Notice. All notices or communications hereunder, unless otherwise specified in these terms of the ARP Shares, shall be sufficiently given if in writing and delivered in person, by telecopier, by electronic means or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 13 shall be deemed given on the earlier of the date received or the date five days after which such notice is mailed, except as otherwise provided in these terms of the ARP Shares or by the MGCL for notices of Stockholders’ meetings.
14. Waiver. To the extent permitted by Maryland law, holders of a 1940 Act Majority of the Outstanding Preferred Stock, including the ARP Shares, acting collectively or voting separately from any other series, may by affirmative vote waive any provision hereof intended for their respective benefit in accordance with such procedures as may from time to time be established by the Board of Directors.
15. Termination. If no ARP Shares are outstanding, all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Company under these terms of the ARP Shares, shall terminate.
16. Facts Ascertainable Outside Charter. Subject to the provisions of these terms of the ARP Shares, the Board of Directors may, by resolution duly adopted, without stockholder approval (except as otherwise provided by these terms of the ARP Shares or required by applicable law), modify these terms of the ARP Shares to reflect any modification hereto which the Board of Directors is entitled to adopt pursuant to the terms of Section 6(i) hereof or otherwise without stockholder approval. To the extent permitted by applicable law, the Board of Directors may interpret, modify or adjust the provisions of these terms of the ARP Shares to resolve any inconsistency or ambiguity or to remedy any defect.
17. Definitions. As used in Part I and Part II of these terms of the ARP Shares, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
(a) “AA” Composite Commercial Paper Rate” on any date means (i) the interest equivalent of the 30-day rate, in the case of a Dividend Period which is a Standard Dividend Period or shorter, or the 180-day rate, in the case of all other Dividend Periods on commercial paper on behalf of issuers whose corporate bonds are rated “AA” by S&P, or the equivalent of such rating by another nationally recognized rating agency, as announced by the Federal Reserve Bank of New York for the close of business on the Business Day immediately preceding such date; or (ii) if the Federal Reserve Bank of New York does not make available such a rate, then the arithmetic average of the interest equivalent of such rates on commercial paper placed on behalf of such issuers, as quoted on a discount basis or otherwise by the Commercial Paper Dealers to the Auction Agent for the close of business on the Business Day immediately preceding such date (rounded to the next highest .001 of 1%). If any Commercial Paper Dealer does not quote a rate required to determine the “AA” Composite Commercial Paper Rate, such rate shall be determined on the basis of the quotations (or quotation) furnished by the remaining Commercial Paper Dealers (or Dealer), if any, or, if there are no such Commercial Paper Dealers, by a nationally recognized dealer in commercial paper of such issuers then making such quotations selected by the Company. For purposes of this definition, (A) “Commercial Paper Dealers” shall mean (1) Citigroup Global Markets Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co.; (2) in lieu of any thereof, its respective affiliate or successor; and (3) if any of the foregoing shall cease to quote rates for commercial paper of issuers of the sort described above, in substitution therefor, a nationally recognized dealer in commercial paper of such issuers then making such quotations selected by the Company, and (B) ”interest equivalent” of a rate stated on a discount basis for commercial paper of a given number of days’ maturity shall mean a number equal to the quotient (rounded upward to the next higher one-thousandth of 1%) of (1) such rate expressed as a decimal, divided by (2) the difference between (x) 1.00 and (y) a fraction, the numerator of which shall be the product of such rate expressed as a decimal, multiplied by the number of days in which such commercial paper shall mature and the denominator of which shall be 360.
(b) “Affiliate” means any person controlled by, in control of or under common control with the Company; provided that no Broker-Dealer controlled by, in control of or under common control with the Company shall be deemed to be an Affiliate nor shall any corporation or any person controlled by, in control of or under common control with such corporation, one of the directors, directors or executive officers of which also is a Director of the Company be deemed to be an Affiliate solely because such Director, director or executive officer also is a Director of the Company.
(c) “Agent Member” means a member of or participant in the Securities Depository that will act on behalf of a Bidder.
(d) “All Hold Rate” means 80% of the “AA” Composite Commercial Paper Rate.
(e) “Applicable Percentage” means the percentage associated with the lower of the credit ratings assigned to the ARP Shares by Moody’s or Fitch, as follows:

	Fitch
Moody’s Credit Rating	Credit Rating	Applicable Percentage
Aa3 or above	AA- or above	200%
A3 to A1	A- to A+	250%
Baa3 to Baa1	BBB- to BBB+	275%
Below Baa3	Below BBB-	300%
(f) “Applicable Rate” means, with respect to a Series of ARP Shares for each Dividend Period (i) if Sufficient Clearing Bids exist for the Auction in respect thereof, the Winning Bid Rate, (ii) if Sufficient Clearing Bids do not exist for the Auction in respect thereof, the Maximum Rate, (iii) in the case where all the ARP Shares of a Series are the subject of Hold Orders for the Auction in respect thereof, the All Hold Rate, and (iv) if an Auction is not held for any reason (including the circumstance where there is no Auction Agent or Broker-Dealer), the Maximum Rate.
(g) “Asset Coverage Cure Date” has the meaning set forth in Section 3(a)(ii).
(h) “Auction” means each periodic operation of the procedures set forth under “Auction Procedures.”
(i) “Auction Agent” means The Bank of New York unless and until another commercial bank, trust company, or other financial institution appointed by a resolution of the Board of Directors enters into an agreement with the Company to follow the Auction Procedures for the purpose of determining the Applicable Rate.
(j) “Auction Date” means the first Business Day immediately preceding the first day of a Dividend Period.
(k) “Auction Procedures” means the procedures for conducting Auctions set forth in Part II hereof.
(l) “Beneficial Owner,” with respect to the ARP Shares, means a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer as a holder of ARP Shares.
(m) “Bid” shall have the meaning specified in paragraph (a) of Section 1 of Part II of these terms of the ARP Shares.

(n) “Bidder” shall have the meaning specified in paragraph (a) of Section 1 of Part II of these terms of the ARP Shares; provided, however, that neither the Company nor any affiliate thereof shall be permitted to be a Bidder in an Auction, except that any Broker-Dealer that is an affiliate of the Company may be a Bidder in an Auction, but only if the Orders placed by such Broker-Dealer are not for its own account.
(o) “Board of Directors” or “Board” means the Board of Directors of the Company or any duly authorized committee thereof as permitted by applicable law.
(p) “Broker-Dealer” means any broker-dealer or broker-dealers, or other entity permitted by law to perform the functions required of a Broker-Dealer by the Auction Procedures, that has been selected by the Company and has entered into a Broker-Dealer Agreement that remains effective.
(q) “Broker-Dealer Agreement” means an agreement among the Auction Agent and a Broker-Dealer, pursuant to which the Broker-Dealer agrees to follow the Auction Procedures.
(r) “Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in the City of New York, New York are authorized or obligated by law to close.
(s) “Commercial Paper Dealers” has the meaning set forth in the definition of “AA” Composite Commercial Paper Rate.
(t) “Commission” means the Securities and Exchange Commission.
(u) “Common Stock” means the shares of common stock, par value $.001 per share, of the Company.
(v) “Default” has the meaning set forth in Section 2(c)(ii) of this Part I.
(w) “Default Period” has the meaning set forth in Section 2(c)(ii) of this Part I.
(x) “Default Rate” means the Reference Rate multiplied by three (3).
(y) “Deposit Securities” means cash and any obligations or securities, including Short-Term Money Market Instruments that are Eligible Assets, rated at least AAA, A-1 or SP-1 by S&P, except that, for purposes of section 3(a)(i) of this Part I, such obligations or securities shall be considered “Deposit Securities” only if they are also rated at least P-2 by Moody’s.
(z) “Discounted Value” has the meaning set forth in the Rating Agency Guidelines.
(aa) “Dividend Default” has the meaning set forth in Section 2(c)(ii) of this Part I.
(bb) “Dividend Payment Date” with respect to a Series of ARP Shares means any date on which dividends are payable pursuant to Section 2(b) of this Part I.
(cc) “Dividend Period” means, with respect to a Series of ARP Shares, the period commencing on the Original Issue Date thereof and ending on the date specified for such Series on the Original Issue Date thereof and thereafter, as to such Series, the period commencing on the day following each Dividend Period for such Series and ending on the day established for such Series by the Company.

(dd) “Eligible Assets” means Fitch’s Eligible Assets or Moody’s Eligible Assets (if Moody’s or Fitch are then rating the ARP Shares) and/or Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the ARP Shares), whichever is applicable.
(ee) “Existing Holder,” with respect to ARP Shares, shall mean a Broker-Dealer that is listed on the records of the Auction Agent as a holder of ARP Shares.
(ff) “Fitch” means Fitch Ratings and its successors at law.
(gg) “Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Discounted Value of the Company’s assets in connection with Fitch’s ratings of ARP Shares.
(hh) “Fitch’s Eligible Assets” means assets of the Company set forth in the Fitch’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Company’s assets in connection with Fitch’s ratings of ARP Shares.
(ii) “Fitch Guidelines” mean the guidelines provided by Fitch, as may be amended from time to time, in connection with Fitch’s ratings of ARP Shares.
(jj) “Holder” means, with respect to ARP Shares, the registered holder of ARP Shares as the same appears on the stock ledger or stock records of the Company.
(kk) “Hold Order” shall have the meaning specified in paragraph (a) of Section 1 of Part II of these terms of the ARP Shares.
(ll) “LIBOR” on any Auction Date, means (i) the rate for deposits in U.S. dollars for the designated Dividend Period, which appears on display page 3750 of Moneyline’s Telerate Service (“Telerate Page 3750”) (or such other page as may replace that page on that service, or such other service as may be selected by Lehman Brothers Inc. or its successors) as of 11:00 a.m., London time, on the day that is the London Business Day on the Auction Date or, if the Auction Date is not a London Business Day, the London Business Day preceding the Auction Date (the “LIBOR Determination Date”), or (ii) if such rate does not appear on Telerate Page 3750 or such other page as may replace such Telerate Page 3750, (A) Lehman Brothers Inc. shall determine the arithmetic mean of the offered quotations of the reference banks to leading banks in the London interbank market for deposits in U.S. dollars for the designated Dividend Period in an amount determined by Lehman Brothers Inc. by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such date made by Lehman Brothers Inc. to the reference banks, (B) if at least two of the reference banks provide such quotations, LIBOR shall equal such arithmetic mean of such quotations, (C) if only one or none of the reference banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York selected by Lehman Brothers Inc. (after obtaining the Company’s approval) are quoting on the relevant LIBOR Determination Date for deposits in U.S. dollars for the designated Dividend Period in an amount determined by Lehman Brothers Inc. (after obtaining the Company’s approval) that is representative of a single transaction in such market at such time by reference to the principal London offices of leading banks in the London interbank market; provided, however, that if Lehman Brothers Inc. is not a Broker-Dealer or does not quote a rate required to determine the LIBOR, the LIBOR will be determined on the basis of the quotation or quotations furnished by any other Broker-Dealer selected by the Company to provide such rate or rates not being supplied by Lehman Brothers Inc.; provided further, that if Lehman Brothers Inc. and/or a substitute Broker-Dealer are required but unable to determine a rate in accordance with at least one of the procedures provided above, the LIBOR shall be the most recently determinable LIBOR. If the number of Dividend Period days shall be (i) 7 or more but fewer than 21 days, such rate shall be the seven-day LIBOR rate; (ii) 21 or more but fewer than 49 days, such rate shall be one-month LIBOR rate; (iii) 49 or more but fewer than 77 days, such rate shall be the two-month LIBOR rate; (iv) 77 or more but fewer than 112 days, such rate shall be the three-month LIBOR rate; (v) 112 or more but fewer than 140 days, such rate shall be the four-month LIBOR rate; (vi) 140 or more but fewer that 168 days, such rate shall be the five-month LIBOR rate; (vii) 168 or more but fewer 189 days, such rate shall be the six-month LIBOR rate; (viii) 189 or more but fewer than 217 days, such rate shall be the seven-month LIBOR rate; (ix) 217 or more but fewer than 252 days, such rate shall be the eight-month LIBOR rate; (x) 252 or more but fewer than 287 days, such rate shall be the nine-month LIBOR rate; (xi) 287 or more but fewer than 315 days, such rate shall be the ten-month LIBOR rate; (xii) 315 or more but fewer than 343 days, such rate shall be the eleven-month LIBOR rate; and (xiii) 343 or more days but fewer than 365 days, such rate shall be the twelve-month LIBOR rate.
(mm) “London Business Day” means any day on which commercial banks are generally open for business in London.
(nn) “ARP Shares” means Series A ARP Shares, Series B ARP Shares, Series C ARP Shares and any other shares of Preferred Stock of the Company hereafter so designated or any other class or series of stock of the Company classified and designated as auction market preferred stock.
(oo) “ARP Shares Basic Maintenance Amount” as of any Valuation Date has the meaning set forth in the Rating Agency Guidelines.
(pp) “Mandatory Redemption Date” has the meaning set forth in Section 3(a)(iii) of this Part I.
(qq) “Mandatory Redemption Price” has the meaning set forth in Section 3(a)(iii) of this Part I.
(rr) “Market Value” means the market value of an asset of the Company as determined as follows:
     For equity securities, the value obtained from readily available market quotations. If an equity security is not traded on an exchange or not available from a Board-approved pricing service, the value obtained from written broker-dealer quotations. For fixed-income securities, the value obtained from readily available market quotations based on the last updated sale price or the value obtained from a pricing service or the value obtained from a written broker-dealer quotation from a dealer who has made a market in the security. Market value for other securities will mean the value obtained pursuant to the Company’s Valuation procedures. If the market value of a security cannot be obtained, or the Company’s investment adviser determines that the value of a security as so obtained does not represent the fair value of a security, fair value for that security shall be determined pursuant to methodologies established by the Board of Directors.
(ss) “Maximum Rate” means, on any date on which the Applicable Rate is determined, the rate equal to the Applicable Percentage of the Reference Rate, subject to upward but not downward adjustment in the discretion of the Board of Directors after consultation with the Broker-Dealers, provided that immediately following any such increase the Company would be in compliance with the ARP Shares Basic Maintenance Amount.
(tt) “Minimum Rate” means, on any Auction Date with respect to a Dividend Period of 30 days or fewer, 70% of the “AA” Composite Commercial Paper Rate at the close of business on the Business Day next preceding such Auction Date. There shall be no Minimum Rate on any Auction Date with respect to a Dividend Period of more than the Standard Dividend Period.
(uu) “Moody’s” means Moody’s Investors Service, Inc. or its successors.

(vv) “Moody’s Discount Factor” means the discount factors set forth in the Moody’s Guidelines as eligible for use in calculating the Discounted Value of the Company’s assets in connection with Moody’s ratings of ARP Shares.
(ww) “Moody’s Eligible Assets” means assets of the Company set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Company’s assets in connection with Moody’s ratings of ARP Shares.
(xx) “Moody’s Guidelines” mean the guidelines provided by Moody’s, as may be amended from time to time, in connection with Moody’s ratings of ARP Shares.
(yy) “1940 Act” means the Investment Company Act of 1940, as amended from time to time.
(zz) “1940 Act ARP Shares Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Company which are stock, including all outstanding ARP Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours next preceding the time of such determination.
(aaa) “Notice of Redemption” means any notice with respect to the redemption of ARP Shares pursuant to Section 3.
(bbb) “Order” shall have the meaning specified in paragraph (a) of Section 1 of Part II of these terms of the ARP Shares.
(ccc) “Original Issue Date” means, with respect to the Series A ARP Shares, [______], 2006; with respect to the Series B ARP Shares, [______], and with respect to the Series C ARP Shares, [______].
(ddd) “Other Rating Agency” means any rating agency other than Fitch or Moody’s then providing a rating for the ARP Shares pursuant to the request of the Company.
(eee) “Other Rating Agency Discount Factor” means the discount factors set forth in the Other Rating Agency Guidelines as eligible for use in calculating the Discounted Value of the Company’s assets in connection with such Other Rating Agency’s ratings of ARP Shares.
(fff) “Other Rating Agency Eligible Assets” means assets of the Company designated by any Other Rating Agency as eligible for inclusion in calculating the discounted value of the Company’s assets in connection with such Other Rating Agency’s rating of ARP Shares.
(ggg) “Other Rating Agency Guidelines” means the guidelines provided by each Other Rating Agency, as may be amended from time to time, in connection with the Other Rating Agency’s rating of ARP Shares.
(hhh) “Outstanding” or “outstanding” means, as of any date, any ARP Shares theretofore issued by the Company except, without duplication, any ARP Shares theretofore canceled, redeemed or repurchased by the Company, or delivered to the Auction Agent for cancellation or with respect to which the Company has given notice of redemption and irrevocably deposited with the Paying Agent sufficient funds to redeem such ARP Shares. Notwithstanding the foregoing, (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any of the ARP Shares to which the Company or any Affiliate of the Company shall be the Existing Holder (as of the record date for determining such rights) shall be disregarded and not deemed outstanding; (B) in connection with any Auction, any ARP Shares as to which the Company or any person known to the Auction Agent (based on information provided to the Auction Agent in writing and without any duty of inquiry) to be an Affiliate of the Company shall be the Existing Holder thereof shall be disregarded and deemed not to be outstanding; and (C) for purposes of determining the ARP Shares Basic Maintenance Amount, ARP Shares held by the Company shall be disregarded and not deemed outstanding but shares held by any Affiliate of the Company shall be deemed outstanding.
(iii) “Paying Agent” means The Bank of New York, a New York banking corporation, unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Company to serve as paying agent.
(jjj) “Person” or “person” means and includes an individual, a partnership, a trust, a Company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.
(kkk) “Potential Beneficial Owner,” with respect to ARP Shares, shall mean a customer of a Broker-Dealer that is not a Beneficial Owner of ARP Shares but that wishes to purchase ARP Shares, or that is a Beneficial Owner of ARP Shares that wishes to purchase additional ARP Shares.
(lll) “Potential Holder,” with respect to ARP Shares, shall mean a Broker-Dealer (or any such other person as may be permitted by the Company) that is not an Existing Holder of ARP Shares or that is an Existing Holder of ARP Shares that wishes to become the Existing Holder of additional ARP Shares.
(mmm) “Preferred Stock” means the shares of Preferred Stock, par value $.001 per share, including the ARP Shares, of the Company from time to time.
(nnn) “Rating Agency” means each of Fitch (if Fitch is then rating ARP Shares), Moody’s (if Moody’s is then rating ARP Shares), and any Other Rating Agency.
(ooo) “Rating Agency Guidelines” mean Fitch Guidelines (if Fitch is then rating ARP Shares), Moody’s Guidelines (if Moody’s is then rating ARP Shares) and any Other Rating Agency Guidelines (if any Other Rating Agency is then rating ARP Shares), whichever is applicable.
(ppp) “Redemption Default” has the meaning set forth in Section 2(c)(ii) of this Part I.
(qqq) “Redemption Price” has the meaning set forth in Section 3(a)(i) of this Part I.
(rrr) “Reference Rate” means, with respect to the determination of the Maximum Rate and Default Rate, the greater of (1) the applicable “AA” Composite Commercial Paper Rate (for a Dividend Period of fewer than 184 days) or the applicable Treasury Index Rate (for a Dividend Period of 184 days or more), or (2) the applicable LIBOR.
(sss) “Securities Depository” means The Depository Trust Company and its successors and assigns or any successor securities depository selected by the Company that agrees to follow the procedures required to be followed by such securities depository in connection with the ARP Shares.
(ttt) “Sell Order” shall have the meaning specified in paragraph (a) of Section 1 of Part II of these terms of the ARP Shares.

(uuu) “Special Dividend Period” with respect to a Series of APR Shares means a Dividend Period that is not a Standard Dividend Period.
(vvv) “Specific Redemption Provisions” means, with respect to any Special Dividend Period of more than one year, either, or any combination of (i) a period (a “Non-Call Period”) determined by the Board of Directors after consultation with the Broker-Dealers, during which the shares subject to such Special Dividend Period are not subject to redemption at the option of the Company pursuant to Section 3(a)(ii) and (ii) a period (a “Premium Call Period”), consisting of a number of whole years as determined by the Board of Directors after consultation with the Broker-Dealers, during each year of which the shares subject to such Special Dividend Period shall be redeemable at the Company’s option pursuant to Section 3(a)(i) and/or in connection with any mandatory redemption pursuant to Section 3(a)(ii) at a price per share equal to $25,000 plus accumulated but unpaid dividends plus a premium expressed as a percentage or percentages of $25,000 or expressed as a formula using specified variables as determined by the Board of Directors after consultation with the Broker-Dealers.
(www) “Standard Dividend Period” with respect to a Series of ARP Shares means a Dividend Period of seven days.
(xxx) “S&P” means Standard & Poor’s.
(yyy) “Submission Deadline” means 1:00 P.M., Eastern Standard time, on any Auction Date or such other time on any Auction Date by which Broker-Dealers are required to submit Orders to the Auction Agent as specified by the Auction Agent from time to time.
(zzz) “Submitted Bid” shall have the meaning specified in paragraph (a) of Section 3 of Part II of these terms of the ARP Shares.
(aaaa) “Submitted Hold Order” shall have the meaning specified in paragraph (a) of Section 3 of Part II of these terms of the ARP Shares.
(bbbb) “Submitted Order” shall have the meaning specified in paragraph (a) of Section 3 of Part II of these terms of the ARP Shares.
(cccc) “Submitted Sell Order” shall have the meaning specified in paragraph (a) of Section 3 of Part II of these terms of the ARP Shares.
(dddd) “Sufficient Clearing Bids” shall have the meaning specified in paragraph (a) of Section 3 of Part II of these terms of the ARP Shares.
(eeee) “Treasury Index Rate” means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities having the same number of 30-day periods to maturity as the length of the applicable Dividend Period, determined, to the extent necessary, by linear interpolation based upon the yield for such securities having the next shorter and next longer number of 30-day periods to maturity treating all Dividend Periods with a length greater than the longest maturity for such securities as having a length equal to such longest maturity, in all cases based upon data set forth in the most recent weekly statistical release published by the Board of Governors of the Federal Reserve System (currently in H.15(519)); provided, however, if the most recent such statistical release shall not have been published during the 15 days preceding the date of computation, the foregoing computations shall be based upon the average of comparable data as quoted to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.

(ffff) “Valuation Date” has the meaning set forth in the Rating Agency Guidelines.
(gggg) “Winning Bid Rate” has the meaning set forth in Section 3(a)(iii) of Part II of these terms of the ARP Shares.
18. Interpretation. References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs contained in this Part I or Part II hereof, as the case may be, unless specifically identified otherwise.
PART II: AUCTION PROCEDURES
1.	Orders. (a) Prior to the Submission Deadline on each Auction Date for ARP Shares of a Series:
(i)	each Beneficial Owner of shares of the Series may submit to its Broker-Dealer information as to:
     (A) the number of Outstanding shares, if any, of the Series held by the Beneficial Owner which the Beneficial Owner desires to continue to hold without regard to the Applicable Rate for shares of the Series for the next succeeding Dividend Period of the shares;
     (B) the number of Outstanding shares, if any, of the Series held by the Beneficial Owner which the Beneficial Owner offers to sell if the Applicable Rate for shares of the Series for the next succeeding Dividend Period of shares of the Series shall be less than the rate per annum specified by the Beneficial Owner; and/or
     (C) the number of Outstanding shares, if any, of the Series held by the Beneficial Owner which the Beneficial Owner offers to sell without regard to the Applicable Rate for shares of the Series for the next succeeding Dividend Period of shares of the Series; and
(ii)	one or more Broker-Dealers, using lists of Potential Beneficial Owners, shall in good faith for the purpose of conducting a competitive Auction in a commercially reasonable manner, contact Potential Beneficial Owners (by telephone or otherwise), including Persons that are not Beneficial Owners, on such lists to determine the number of shares, if any, of that Series which each Potential Beneficial Owner offers to purchase if the Applicable Rate for shares for the next succeeding Dividend Period of shares of that Series shall not be less than the rate per annum specified by the Potential Beneficial Owner.
     For the purposes hereof, the communication by a Beneficial Owner or Potential Beneficial Owner to a Broker-Dealer, or by a Broker-Dealer to the Auction Agent, of information referred to in clause (i)(A), (i)(B), (i)(C) or (ii) of this paragraph (a) is hereinafter referred to as an “Order” and collectively as “Orders” and each Beneficial Owner and each Potential Beneficial Owner placing an Order with a Broker-Dealer, and such Broker-Dealer placing an Order with the Auction Agent, is hereinafter referred to as a “Bidder” and collectively as “Bidders”; an Order containing the information referred to in clause (i)(A) of this paragraph (a) is hereinafter referred to as a “Hold Order” and collectively as “Hold Orders”; an Order containing the information referred to in clause (i)(B) or (ii) of this paragraph (a) is hereinafter referred to as a “Bid” and collectively as “Bids”; and an Order containing the information referred to in clause (i)(C) of this paragraph (a) is hereinafter referred to as a “Sell Order” and collectively as “Sell Orders.”

(b) (i) A Bid by a Beneficial Owner or an Existing Holder of ARP Shares of a Series subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell:
     (A) the number of outstanding shares of the Series specified in the Bid if the Applicable Rate for shares of the Series determined on the Auction Date shall be less than the rate specified therein;
     (B) the number or a lesser number of outstanding shares of the Series to be determined as set forth in clause (iv) of paragraph (a) of Section 4 of this Part II if the Applicable Rate for shares of the Series determined on the Auction Date shall be equal to the rate specified therein; or
     (C) the number of outstanding shares of the Series specified in the Bid if the rate specified therein shall be higher than the Maximum Rate for shares of the Series, or the number or a lesser number of outstanding shares of the Series to be determined as set forth in clause (iii) of paragraph (b) of Section 4 of this Part II if the rate specified therein shall be higher than the Maximum Rate for shares of the Series and Sufficient Clearing Bids for shares of the Series do not exist.
(ii)	A Sell Order by a Beneficial Owner or an Existing Holder of ARP Shares of a Series subject to an Auction on any Auction Date shall constitute an irrevocable offer to sell:
     (A) the number of Outstanding shares of the Series specified in the Sell Order; or
     (B) the number or a lesser number of outstanding shares of the Series as set forth in clause (iii) of paragraph (b) of Section 4 of this Part II if Sufficient Clearing Bids for shares of the Series do not exist;
provided, however, that a Broker-Dealer that is an Existing Holder with respect to ARP Shares of a Series shall not be liable to any Person for failing to sell the shares pursuant to a Sell Order described in the proviso to paragraph (c) of Section 2 of this Part II if (1) the shares were transferred by the Beneficial Owner thereof without compliance by the Beneficial Owner or its transferee Broker-Dealer (or other transferee person, if permitted by the Company) with the provisions of Section 5 of Part I or (2) such Broker-Dealer has informed the Auction Agent pursuant to the terms of its Broker-Dealer Agreement that, according to the Broker-Dealer’s records, the Broker-Dealer believes it is not the Existing Holder of such shares.
(iii)	A Bid by a Potential Beneficial Holder or a Potential Holder of ARP Shares of a Series subject to an Auction on any Auction Date shall constitute an irrevocable offer to purchase:
     (A) the number of outstanding shares of the Series specified in the Bid if the Applicable Rate for shares of the Series determined on the Auction Date shall be higher than the rate specified therein; or
     (B) the number or a lesser number of outstanding shares of the Series as set forth in clause (v) of paragraph (a) of Section 4 of this Part II if the Applicable Rate for shares of the Series determined on the Auction Date shall be equal to the rate specified therein.

     (C) No Order for any number of ARP Shares other than whole shares shall be valid.
2. Submission of Orders by Broker-Dealers to Auction Agent. (a) Each Broker-Dealer shall submit in writing to the Auction Agent prior to the Submission Deadline on each Auction Date all Orders for ARP Shares of a Series subject to an Auction on the Auction Date, designating itself (unless otherwise permitted by the Company) as an Existing Holder in respect of shares subject to Orders submitted or deemed submitted to it by Beneficial Owners and as a Potential Holder in respect of shares subject to Orders submitted to it by Potential Beneficial Owners, and shall specify with respect to each Order for the shares:
(i)	the name of the Bidder placing the Order (which shall be the Broker-Dealer unless otherwise permitted by the Company);

(ii)	the aggregate number of shares of the Series that are the subject of the Order;

(iii)	to the extent that the Bidder is an Existing Holder of shares of the Series:
     (A) the number of shares, if any, of the Series subject to any Hold Order of the Existing Holder;
     (B) the number of shares, if any, of the Series subject to any Bid of the Existing Holder and the rate specified in the Bid; and
     (C) the number of shares, if any, of the Series subject to any Sell Order of the Existing Holder; and
(iv)	to the extent the Bidder is a Potential Holder of shares of the Series, the rate and number of shares of the Series specified in the Potential Holder’s Bid.
(b) If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round the rate up to the next highest one thousandth (.001) of 1%.
(c) If an Order or Orders covering all of the Outstanding ARP Shares of a Series held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline, the Auction Agent shall deem a Hold Order to have been submitted by or on behalf of the Existing Holder covering the number of outstanding shares of the Series held by the Existing Holder and not subject to Orders submitted to the Auction Agent; provided, however, that if an Order or Orders covering all of the outstanding shares of the Series held by any Existing Holder is not submitted to the Auction Agent prior to the Submission Deadline for an Auction relating to a Special Dividend Period consisting of more than 7 Dividend Period Days, the Auction Agent shall deem a Sell Order to have been submitted by or on behalf of the Existing Holder covering the number of outstanding shares of the Series held by the Existing Holder and not subject to Orders submitted to the Auction Agent.
(d) If one or more Orders of an Existing Holder is submitted to the Auction Agent covering in the aggregate more than the number of outstanding ARP Shares of a Series subject to an Auction held by the Existing Holder, the Orders shall be considered valid in the following order of priority:
(i)	all Hold Orders for shares of the Series shall be considered valid, but only up to and including in the aggregate the number of outstanding shares of the Series held by such Existing Holder, and if the number of shares of the Series subject to Hold Orders exceeds the number of outstanding shares of the Series held by such Existing Holder, the number of shares subject to each Hold Order shall be reduced pro rata to cover the number of outstanding shares of the Series held by such Existing Holder;

(ii)	(A) any Bid for shares of the Series shall be considered valid up to and including the excess of the number of outstanding shares of the Series held by the Existing Holder over the number of shares of the Series subject to any Hold Orders referred to in clause (i) above;
     (B) subject to subclause (A), if more than one Bid of an Existing Holder for shares of the Series is submitted to the Auction Agent with the same rate and the number of Outstanding shares of the Series subject to Bids is greater than such excess, the Bids shall be considered valid up to and including the amount of the excess, and the number of shares of the Series subject to each Bid with the same rate shall be reduced pro rata to cover the number of shares of the Series equal to such excess;
     (C) subject to subclauses (A) and (B), if more than one Bid of an Existing Holder for shares of the Series is submitted to the Auction Agent with different rates, the Bids shall be considered valid in the ascending order of their respective rates up to and including the amount of the excess; and
     (D) in any such event, the number, if any, of Outstanding shares of the Series subject to any portion of Bids considered not valid in whole or in part under this clause (ii) shall be treated as the subject of a Bid for shares of the Series by or on behalf of a Potential Holder at the rate therein specified; and
(iii)	all Sell Orders for shares of the Series shall be considered valid up to and including the excess of the number of Outstanding shares of the Series held by the Existing Holder over the sum of shares of such Series subject to valid Hold Orders referred to in clause (i) above and valid Bids referred to in clause (ii) above.
(e) If more than one Bid for one or more ARP Shares of a Series is submitted to the Auction Agent by or on behalf of any Potential Holder, each Bid submitted shall be a separate Bid with the rate and number of shares therein specified.
(f) Any Order submitted by a Beneficial Owner or a Potential Beneficial Owner to its Broker-Dealer, or by a Broker-Dealer to the Auction Agent, prior to the Submission Deadline on any Auction Date, shall be irrevocable.
3. Determination of Sufficient Clearing Bids, Winning Bid Rate and Applicable Rate. (a) Not earlier than the Submission Deadline on each Auction Date for ARP Shares of a Series, the Auction Agent shall assemble all valid Orders submitted or deemed submitted to it by the Broker-Dealers in respect of shares of the Series (each Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to individually as a “Submitted Hold Order,” a “Submitted Bid” or a “Submitted Sell Order,” as the case may be, or as a “Submitted Order” and collectively as “Submitted Hold Orders,” “Submitted Bids” or “Submitted Sell Orders,” as the case may be, or as “Submitted Orders”) and shall determine for the Series:

(i)	the excess of the number of Outstanding shares of the Series over the number of Outstanding shares of the Series subject to Submitted Hold Orders (the excess being hereinafter referred to as the “Available ARP Shares” of such Series);

(ii)	from the Submitted Orders for shares of such Series whether:
     (A) the number of Outstanding shares of the Series subject to Submitted Bids of Potential Holders specifying one or more rates between the Minimum Rate (for Standard Dividend Periods or less, only) and the Maximum Rate (for all Dividend Periods) for shares of the Series; exceeds or is equal to the sum of:
     (B) the number of Outstanding shares of the Series subject to Submitted Bids of Existing Holders specifying one or more rates between the Minimum Rate (for Standard Dividend Periods or less, only) and the Maximum Rate (for all Dividend Periods) for shares of the Series; and
     (C) the number of Outstanding shares of the Series subject to Submitted Sell Orders
(in the event the excess or the equality exists (other than because the number of shares of the Series in subclauses (B) and (C) above is zero because all of the Outstanding shares of the Series are subject to Submitted Hold Orders), the Submitted Bids in subclause (A) above being hereinafter referred to collectively as “Sufficient Clearing Bids” for shares of the Series); and
(iii)	if Sufficient Clearing Bids for shares of the Series exist, the lowest rate specified in such Submitted Bids (the “Winning Bid Rate” for shares of such Series) which if:
     (A) (I) each Submitted Bid of Existing Holders specifying the lowest rate and (II) all other such Submitted Bids of Existing Holders specifying lower rates were rejected, thus entitling the Existing Holders to continue to hold the shares of the Series that are subject to the Submitted Bids; and
     (B) (I) each Submitted Bid of Potential Holders specifying the lowest rate and (II) all other the Submitted Bids of Potential Holders specifying lower rates were accepted;
would result in such Existing Holders described in subclause (A) above continuing to hold an aggregate number of Outstanding shares of the Series which, when added to the number of Outstanding shares of the Series to be purchased by the Potential Holders described in subclause (B) above, would equal not less than the Available ARP Shares of the Series.
(b) Promptly after the Auction Agent has made the determinations pursuant to paragraph (a) of this Section 3, the Auction Agent shall advise the Company of the Minimum Rate and Maximum Rate for shares of the Series of ARP Shares for which an Auction is being held on the Auction Date and, based on such determination, the Applicable Rate for shares of the Series for the next succeeding Dividend Period thereof as follows:
(i)	if Sufficient Clearing Bids for shares of the Series exist, that the Applicable Rate for all shares of the Series for the next succeeding Dividend Period thereof shall be equal to the Winning Bid Rate for shares of the Series so determined;

(ii)	if Sufficient Clearing Bids for shares of the Series do not exist (other than because all of the Outstanding shares of the Series are subject to Submitted Hold Orders), that the Applicable Rate for all shares of the Series for the next succeeding Dividend Period thereof shall be equal to the Maximum Rate for shares of the Series; or

(iii)	if all of the Outstanding shares of the Series are subject to Submitted Hold Orders, that the Applicable Rate for all shares of the Series for the next succeeding Dividend Period thereof shall be All Hold Rate.
4. Acceptance and Rejection of Submitted Bids and Submitted Sell Orders and Allocation of Shares. Existing Holders shall continue to hold the ARP Shares that are subject to Submitted Hold Orders, and, based on the determinations made pursuant to paragraph (a) of Section 3 of this Part II, the Submitted Bids and Submitted Sell Orders shall be accepted or rejected by the Auction Agent and the Auction Agent shall take such other action as set forth below:
(a) If Sufficient Clearing Bids for ARP Shares of a Series have been made, all Submitted Sell Orders with respect to shares of the Series shall be accepted and, subject to the provisions of paragraphs (d) and (e) of this Section 4, Submitted Bids with respect to shares of the Series shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids with respect to shares of the Series shall be rejected:
(i)	Existing Holders’ Submitted Bids for shares of the Series specifying any rate that is higher than the Winning Bid Rate for shares of the Series shall be accepted, thus requiring each Existing Holder to sell the ARP Shares subject to the Submitted Bids;

(ii)	Existing Holders’ Submitted Bids for shares of the Series specifying any rate that is lower than the Winning Bid Rate for shares of the Series shall be rejected, thus entitling each Existing Holder to continue to hold the ARP Shares subject to the Submitted Bids;

(iii)	Potential Holders’ Submitted Bids for shares of the Series specifying any rate that is lower than the Winning Bid Rate for shares of the Series shall be accepted;

(iv)	Each Existing Holder’s Submitted Bid for shares of the Series specifying a rate that is equal to the Winning Bid Rate for shares of the Series shall be rejected, thus entitling the Existing Holder to continue to hold the ARP Shares subject to the Submitted Bid, unless the number of Outstanding ARP Shares subject to all Submitted Bids shall be greater than the number of ARP Shares (“remaining shares”) in the excess of the Available ARP Shares of the Series over the number of ARP Shares subject to Submitted Bids described in clauses (ii) and (iii) of this paragraph (a), in which event the Submitted Bid of the Existing Holder shall be rejected in part, and the Existing Holder shall be entitled to continue to hold ARP Shares subject to the Submitted Bid, but only in an amount equal to the number of ARP Shares of the Series obtained by multiplying the number of remaining shares by a fraction, the numerator of which shall be the number of Outstanding ARP Shares held by the Existing Holder subject to the Submitted Bid and the denominator of which shall be the aggregate number of Outstanding ARP Shares subject to the Submitted Bids made by all such Existing Holders that specified a rate equal to the Winning Bid Rate for shares of the Series; and

(v)	Each Potential Holder’s Submitted Bid for shares of the Series specifying a rate that is equal to the Winning Bid Rate for shares of the Series shall be accepted but only in an amount equal to the number of shares of the Series obtained by multiplying the number of shares in the excess of the Available ARP Shares of the Series over the number of ARP Shares subject to Submitted Bids described in clauses (ii) through (iv) of this paragraph (a) by a fraction, the numerator of which shall be the number of Outstanding ARP Shares subject to the Submitted Bid and the denominator of which shall be the aggregate number of Outstanding ARP Shares subject to Submitted Bids made by all such Potential Holders that specified a rate equal to the Winning Bid Rate for shares of the Series.
(b) If Sufficient Clearing Bids for ARP Shares of a Series have not been made (other than because all of the Outstanding shares of the Series are subject to Submitted Hold Orders), subject to the provisions of paragraph (d) of this Section 4, Submitted Orders for shares of the Series shall be accepted or rejected as follows in the following order of priority and all other Submitted Bids for shares of the Series shall be rejected:
(i)	Existing Holders’ Submitted Bids for shares of the Series specifying any rate that is equal to or lower than the Maximum Rate for shares of the Series shall be rejected, thus entitling Existing Holders to continue to hold the ARP Shares subject to the Submitted Bids;

(ii)	Potential Holders’ Submitted Bids for shares of the Series specifying any rate that is equal to or lower than the Maximum Rate for shares of the Series shall be accepted; and

(iii)	Each Existing Holder’s Submitted Bid for shares of the Series specifying any rate that is higher than the Maximum Rate for shares of the Series and the Submitted Sell Orders for shares of the Series of each Existing Holder shall be accepted, thus entitling each Existing Holder that submitted or on whose behalf was submitted any Submitted Bid or Submitted Sell Order to sell the shares of the Series subject to the Submitted Bid or Submitted Sell Order, but in both cases only in an amount equal to the number of shares of such Series obtained by multiplying the number of shares of the Series subject to Submitted Bids described in clause (ii) of this paragraph (b) by a fraction, the numerator of which shall be the number of Outstanding shares of the Series held by the Existing Holder subject to such Submitted Bid or Submitted Sell Order and the denominator of which shall be the aggregate number of Outstanding shares of such Series subject to all such Submitted Bids and Submitted Sell Orders.
(c) If all of the Outstanding ARP Shares of a Series are subject to Submitted Hold Orders, all Submitted Bids for shares of the Series shall be rejected.
(d) If, as a result of the procedures described in clause (iv) or (v) of paragraph (a) or clause (iii) of paragraph (b) of this Section 4, any Existing Holder would be entitled or required to sell, or any Potential Holder would be entitled or required to purchase, a fraction of a share of a Series of ARP Shares on any Auction Date, the Auction Agent shall, in the manner as it shall determine in its sole discretion, round up or down the number of ARP Shares of the Series to be purchased or sold by any Existing Holder or Potential Holder on the Auction Date as a result of the procedures so that the number of shares so purchased or sold by each Existing Holder or Potential Holder on the Auction Date shall be whole shares of ARP Shares.
(e) If, as a result of the procedures described in clause (v) of paragraph (a) of this Section 4, any Potential Holder would be entitled or required to purchase less than a whole share of a Series of ARP Shares on any Auction Date, the Auction Agent shall, in the manner as it shall determine in its sole discretion, allocate ARP Shares of the Series or purchase among Potential Holders so that only whole shares of ARP Shares of the Series are purchased on the Auction Date as a result of such procedures by any Potential Holder, even if the allocation results in one or more Potential Holders not purchasing ARP Shares of the Series on the Auction Date.

(f) Based on the results of each Auction for ARP Shares of a Series, the Auction Agent shall determine the aggregate number of shares of the Series to be purchased and the aggregate number of shares of the Series to be sold by Potential Holders and Existing Holders and, with respect to each Potential Holder and Existing Holder, to the extent that the aggregate number of shares to be purchased and the aggregate number of shares to be sold differ, determine to which other Potential Holder(s) or Existing Holder(s) they shall deliver, or from which other Potential Holder(s) or Existing Holder(s) they shall receive, as the case may be, ARP Shares of the Series. Notwithstanding any provision of the Auction Procedures or the Settlement Procedures to the contrary, in the event an Existing Holder or Beneficial Owner of ARP Shares of a Series with respect to whom a Broker-Dealer submitted a Bid to the Auction Agent for the shares that was accepted in whole or in part, or submitted or is deemed to have submitted a Sell Order for such shares that was accepted in whole or in part, fails to instruct its Agent Member to deliver the shares against payment therefor, partial deliveries of ARP Shares that have been made in respect of Potential Holders’ or Potential Beneficial Owners’ Submitted Bids for shares of the Series that have been accepted in whole or in part shall constitute good delivery to such Potential Holders and Potential Beneficial Owners.
(g) Neither the Company nor the Auction Agent nor any affiliate of either shall have any responsibility or liability with respect to the failure of an Existing Holder, a Potential Holder, a Beneficial Owner, a Potential Beneficial Owner or its respective Agent Member to deliver ARP Shares of any Series or to pay for ARP Shares of any Series sold or purchased pursuant to the Auction Procedures or otherwise.
     SECOND: The Series A ARP Shares, the Series B ARP Shares and the Series C ARP Shares have been classified and designated by the Board of Directors under the authority contained in the charter.
     THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
     FOURTH: The undersigned President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this ___day of December, 2005.

ATTEST:	KAYNE ANDERSON ENERGY TOTAL
RETURN FUND, INC.

David J. Shladovsky	Kevin S. McCarthy
Secretary	President